Exhibit 10.5

Radiant Logistics, Inc.

2021 Omnibus incentive plan

PERFORMANCE UNIT AWARD

Radiant Logistics, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and the Performance Unit Award Agreement (the “Agreement”) attached to this Performance Unit Award (this “Award”), hereby grants to the individual named in Section 2 below (the “Grantee”), effective as of the grant date set forth in Section 1 below, a Performance Unit Award, which is considered a “Performance Award,” as defined in and under the Plan, representing the opportunity to earn up to a maximum number of shares of the Company’s Common Stock as set forth in Section 3 below based on the achievement during the Performance Period set forth in Section 4 below of the Performance Goals set forth in Section 5 below, subject to the terms and conditions of this Award and the Agreement attached to this Award.

The terms of this Award are subject to all of the provisions of the Plan and the attached Agreement, with such provisions being incorporated herein by reference. All of the capitalized terms used in this Award and the Agreement not otherwise defined herein or therein shall have the same meaning as defined in the Plan. A copy of the Plan and the prospectus for the Plan have been delivered to Grantee together with this Award and the Agreement.

1. Grant Date:	__________________________________________
2. Name of Grantee:	__________________________________________

3. Potential Payouts:

Threshold (50% of Target): [_______] shares of Common Stock*

Target (100% of Target): [_______] shares of Common Stock*

Maximum (150% of Target): [_______] shares of Common Stock*

*All shares of Common Stock are subject to adjustment as provided in the Plan.

4. Performance Period:	__________________________________________

5. Performance Goals: See Exhibit A attached hereto

The Grantee acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this Award, inclusive of the attached Agreement, and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Grantee and the Company regarding the subject matter contained herein.

Radiant Logistics, Inc.	Grantee:
By: ______________________________	___________________________________
Title: ______________________________	Date: ______________________________
Date: ______________________________

PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) is made as of the grant date set forth in Section 1 of the Performance Unit Award (the “Award”) to which this Agreement relates and is attached (the “Grant Date”) between Radiant Logistics, Inc., a Delaware corporation (the “Company”), and the individual identified in Section 2 of the Award to which this Agreement relates and is attached (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (the “Plan”), which provides for the grant of certain awards, including without limitation, Performance Awards that represent the opportunity to earn shares of Common Stock of the Company (the “Common Stock”) by Employees and/or Consultants of the Company, contingent upon and the value of which is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

WHEREAS, the Audit and Executive Oversight Committee of the Board of Directors of the Company (the “Committee”) has authorized the grant of a Performance Unit Award, which is considered a “Performance Award,” as defined in and under the Plan, representing the opportunity to earn shares of Common Stock, to the Grantee on the date of this Agreement as evidenced by the Award to which this Agreement is attached, thereby allowing the Grantee to acquire a proprietary interest in the Company in order that the Grantee will have a further incentive for remaining with and increasing his or her efforts on behalf of the Company.

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference.

WHEREAS, the Grantee has accepted the grant of the Performance Award evidenced by the Award and this Agreement and has agreed to the terms and conditions stated herein and therein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Grant and Vesting of Award.
(a)
The Company hereby grants to the Grantee, as a separate incentive in connection with his or her employment or other service with the Company and not in lieu of any salary or other compensation or fees for his or her services, effective as of the Grant Date, the Award representing the opportunity to earn up to a maximum number of shares of Common Stock as set forth in Section 3 of the Award, based on the achievement of threshold, target and maximum Performance Goals during the Performance Period as set forth in Sections 4 and 5 of the Award, as determined by the Committee and subject to all of the terms and conditions set forth in the Award, this Agreement and the Plan.
(b)
The Award grants to the Grantee the right to receive up to a maximum number of shares of Common Stock as set forth in Section 3 of the Award, such number of shares of Common Stock to be based on the number of Earned Performance Units (as defined below), at the rate of one share of Common Stock for each Earned Performance Unit, as determined by the Committee pursuant to Section 1(c) below after the end of the Performance Period (the “Certification Date”) and subject to the achievement of the Performance Goals during the Performance Period in accordance with the table set forth in Exhibit

A to the Award and this Agreement (the “Performance Goals”), provided that the Grantee remains an Employee or Consultant of the Company or one of its Subsidiaries or Affiliates from the Grant Date and through the Certification Date, unless otherwise provided in Section 3, 4(c) or 10 of this Agreement or in any employment, consulting, severance or similar agreement between the Grantee and the Company or one of its Subsidiaries or Affiliates (an “Individual Agreement”). In addition, the Award may vest and shares of Common Stock subject to the Award may become issuable upon settlement of this Award pursuant to and as provided in Sections 3, 4(c) and 10 of this Agreement.
(c)
The number of shares of Common Stock to be issued in settlement of the Award will be equal to the number of Earned Performance Units (defined below), as determined by the Committee based on the achievement of the Performance Goals, as set forth in Exhibit A to the Award and this Agreement, during the Performance Period (subject to the Threshold and Maximum levels of performance), and as further modified by the Grantee’s individual performance during the Performance Period as determined under the terms of the Radiant Logistics, Inc. Management Incentive Compensation Plan (the “Earned Performance Units”), with the final determination of Earned Performance Awards being rounded up to the nearest whole number of Earned Performance Units. The Earned Performance Units will be settled in shares of Common Stock as provided in Section 2 of this Agreement.
(d)
Except as otherwise provided in Section 10 of this Agreement or in any Individual Agreement, and to the extent not previously forfeited or terminated pursuant to Section 4 of this Agreement, the Award shall be immediately forfeited and terminated as of the end of the Performance Period if actual performance does not meet the Threshold Performance Goal as described in the table set forth in Exhibit A to the Award and this Agreement and the Committee reasonably determines that Section 3 or 4 of this Agreement does not apply.
6.
Issuance of Shares of Common Stock Upon Settlement of Earned Performance Units. As soon as practicable after the Certification Date or such earlier date that the Award becomes immediately vested with respect to some or all of the underlying shares of Common Stock, but not more than thirty (30) days thereafter, that number of shares of Common Stock equal to the number of Earned Performance Units or as otherwise provided in Section 3, 4(c) or 10 of this Agreement shall be issued by the Company to the Grantee in settlement of the Award and the Company shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry.
7.
Committee Discretion.
(a)
In evaluating the performance or achievement of the Performance Goals, the Committee, in its discretion, may include or exclude certain items or events that occur during the Performance Period, including without limitation any of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) foreign exchange gains and losses; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.
(b)
The Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Period) of this Award based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit, station, service group, region, territory or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Section 3(a) above) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Award. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on the Grantee.
(c)
The Committee may decide, in its absolute discretion, to accelerate the vesting on the balance, or some lesser portion of the balance, of the Award at any time. If so accelerated, the Award will be considered to have vested as of the date specified by the Committee.
8.
Termination or Forfeiture of Unvested Award Upon Termination of Employment or Other Service.
(a)
Except as otherwise provided in Article 15 of the Plan or an Individual Agreement, as of the date of termination of the Grantee’s employment or other service with the Company or one of its Subsidiaries or Affiliates, in either case, for any reason other than death or Disability of the Grantee, then the Grantee shall forfeit his or her rights to receive the shares of Common Stock subject to the Award that have not vested pursuant to Section 1, 3 or 10 of this Agreement and been issued as of the date the Grantee’s employment or other service with the Company or one of its Subsidiaries or Affiliates terminates.
(b)
If the Grantee dies or his or her employment or other service with the Company or one of its Subsidiaries or Affiliates is terminated by reason of his or her Disability while he or she is employed or providing other service to the Company or one of its Subsidiaries or Affiliates within one (1) year of the Grant Date, the Grantee shall forfeit his or her rights to receive the shares of Common Stock subject to the Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement as of the date the Grantee’s employment or other service with the Company or one of its Subsidiaries or Affiliates terminates.
(c)
If the Grantee dies or his or her employment or other service with the Company or one of its Subsidiaries or Affiliates is terminated by reason of his or her Disability while he or she is employed by or providing other service to the Company or one of its Subsidiaries or Affiliates, in each case one (1) year or more after the Grant Date, the Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the Award the rights to which would have vested based on the assumption that the Performance Goals were satisfied at the target level, prorated for the number of full months of Grantee’s employment or other service during the Performance Period and such vested Award shall be settled in shares of Common Stock as provided in Section 2 of this Agreement. Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the Award that have not vested.
(d)
The change in a Grantee’s status from that of an Employee to that of a Consultant will, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s employment with the Company or one of its Subsidiaries or Affiliates, unless the Committee otherwise determines in its sole discretion. The change in a Grantee’s status from that of a Consultant to that of an Employee will not, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s service as a

Consultant, and such Grantee will thereafter be deemed to be an Employee for purposes of this Agreement. Unless the Committee otherwise determines in its sole discretion, a Grantee’s employment or other service will, for purposes of this Agreement, be deemed to have terminated on the date recorded on the personnel or other records of the Company or one of its Subsidiaries or Affiliates for which the Grantee provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of the Award is subject to Section 409A of the Code and payment is triggered by a termination of the Grantee’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code will be treated as a termination of employment or termination of other service, as the case may be.
(e)
If any shares of Common Stock shall be issuable with respect to the Award as a result of the Grantee’s “separation from service” at such time as the Grantee is a “specified employee” within the meaning of Section 409A of the Code, then no shares shall be issued, except as permitted under Section 409A of the Code, prior to the earlier of (i) the date immediately after the end of the six-month period following the Grantee’s “separation from service”, or (ii) the Grantee’s death. Payment of amounts under this Agreement (by issuance of shares of Common Stock or otherwise) is intended to be exempt from the requirements of Section 409A of the Code, and to the extent not so exempt, to comply with the requirements of Section 409A of the Code and this Agreement shall in all respects be administered and construed to give effect to such intent. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed under Section 409A of the Code.
9.
Continuous Employment or Other Service Required. Except as provided in Section 3, 4(c) or Section 10 of this Agreement or in an Individual Agreement, the Award shall not vest as described in Section 1 of this Agreement unless the Grantee shall have been continuously employed by the Company or one of its Subsidiaries or Affiliates or providing other service to the Company or one of its Subsidiaries or Affiliates from the Grant Date until the Certification Date.
10.
Payment of Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, no certificate or book-entry notation representing shares of Common Stock may be delivered to the Grantee upon settlement of the Award unless and until the Grantee shall have delivered to the Company any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the settlement of the Award and the issuance and delivery of shares of Common Stock in connection therewith. The Grantee may elect to satisfy any such withholding requirement by payment in cash to the Company on or prior to the settlement date following the Certification Date or other vesting date, or in the Committee’s sole discretion and pursuant to such procedures as may be established by the Committee in its sole discretion, (a) by having the Company withhold shares of Common Stock otherwise deliverable to the Grantee upon settlement of the Award or by delivering to the Company previously acquired shares of Common Stock; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; (b) by effecting “sell-to-cover” transactions through a broker in which the Grantee sells that number of shares of Common Stock in the open market (whether under a trading plan or instruction pursuant to Rule 10b5-1 of the Exchange Act or otherwise) to fund the required tax withholding obligations and all applicable fees and commissions due to, or required to be collected by the broker and making arrangements to remit the cash proceeds of such sales to the Company; or (c) by a combination of such methods.
11.
After the Death of the Grantee. Any delivery of Common Stock to be made to the Grantee under this Agreement shall, if the Grantee is then deceased, be made to the Grantee’s designated beneficiary. If a deceased Grantee has failed to designate a beneficiary, or if a beneficiary designated by the Grantee fails to survive the Grantee, any delivery of Common Stock to be made to the Grantee under this Agreement shall be made to the Grantee’s legal representatives, heirs or legatees. If a deceased Grantee has designated a beneficiary and such beneficiary survives the Grantee but dies before the complete delivery of all Common Stock to be made to the Grantee under this Agreement, then such delivery will be made to the legal representatives, heirs or legatees of the beneficiary. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
12.
Reservation of Shares of Common Stock. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement. The shares of Common Stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company.
13.
No Rights of Stockholder; No Dividend Equivalents. Neither the Grantee nor any person claiming under or through the Grantee shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until such shares of Common Stock have been issued pursuant to Section 2 of this Agreement. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote or receive any dividends or dividend equivalent with respect to any of the shares of Common Stock subject to the Award, or otherwise exercise any incidents of ownership with respect to such shares of Common Stock until such shares have been issued pursuant to Section 2 of this Agreement.
14.
Change in Control of the Company. If there is a Change in Control, the Award will be subject to the provisions of Article 15 of the Plan; provided, however, that if the Award is continued, assumed or substituted pursuant to Article 15 of the Plan and within one (1) year following such event, the Grantee’s employment or other service is terminated by the Company or one of its Subsidiaries or Affiliates without Cause, the Award shall vest automatically based on the assumption that the Performance Goals were satisfied at the higher of the target level or actual performance and such Earned Performance Units shall be settled in shares of Common Stock as provided in Section 2 of this Agreement; provided, however, that if the Award is subject to Section 409A of the Code, the Grantee’s termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code will be treated as a termination of employment or termination of other service, as the case may be.
15.
Registration. The issuance of the shares of Common Stock is registered under Securities Act of 1933, as amended, by the Company pursuant to a registration statement on Form S-8.
16.
Approval of Counsel. The issuance and delivery of shares of Common Stock pursuant to this Agreement shall be subject to approval by the Company’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.
17.
Resale of Common Stock, Etc. If required by counsel for the Company, the stock certificate(s) or book-entry notation(s) for the Common Stock issued hereunder shall bear the following (or similar) legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE SECURITIES ACT

OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

18.
Limitation of Action. The Grantee and the Company each acknowledge that every right of action accruing to the Grantee or it, as the case may be, and arising out of or in connection with this Agreement against the Company, on the one hand, or against the Grantee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.
19.
Notices. Each notice relating to the Award and this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address. All notices to the Company or the Committee shall be addressed to them at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, WA 98057 Attn: General Counsel. All notices to the Grantee shall be addressed to the Grantee or such other person or persons at the Grantee’s address set forth in the Company’s records. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.
20.
Successors. This Agreement shall inure to the benefit of the Company, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and assigns.
21.
Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement will continue to be valid, and the Agreement will continue to be valid in other jurisdictions.
22.
Governing Law. All questions pertaining to the validity, construction and administration of this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that any person is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of this Agreement, to recover damages as a result of a breach of the terms of this Agreement, or from any other cause (a “Claim”), such Claim must be processed as follows:

(a) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by the terms of this Agreement.

(b) The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Agreement will lie in Seattle, Washington. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The parties to the arbitration shall each pay an equal amount of the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

23.
Employment. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue employment or other service with the Company or any Subsidiary.
24.
Clawback. Any shares of Common Stock issued upon settlement of the Award may be subject to recoupment by the Company to the extent required under applicable laws, rules or regulations in effect from time to time, and the Company’s clawback policy, as in effect from time to time.
25.
Transferability. Neither the Award nor any rights or interests therein shall be assignable or transferable by the Grantee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
26.
Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
27.
Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

BY WAY OF THEIR EXECUTION OF THE AWARD TO WHICH THIS AGREEMENT RELATES AND IS ATTACHED, the Company and the Grantee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

Exhibit A

Performance Goals